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                                   EXHIBIT 21

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       1.  Industrial Tectonics Bearings Corporation incorporated in Delaware

       2.  RBC Linear Precision Products, Inc., incorporated in Delaware

       3.  RBC Nice Bearings, Inc., incorporated in Delaware
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